                                          [LETTERHEAD OF HELMS MULLISS & WICKER, PLLC]

                                                                            August 15, 2007

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street

Charlotte, North Carolina  28255-0065

Re:       $2,250,000,000 Bank of America Corporation Floating Rate Senior Notes,
             due August 2010

Ladies and Gentlemen:

            We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), in connection with (i) the issuance and sale of $2,250,000,000 in aggregate principal amount of its Floating Rate Senior Notes, due August 2010 (the "Notes"), and (ii) the Registration Statement on Form S‑3, Registration No. 333‑133852 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Corporation's unsecured debt securities, units, warrants, preferred stock, depositary shares and common stock, and the Prospectus dated May 5, 2006 constituting a part thereof, as supplemented by the Global Prospectus Supplement dated August 10, 2007, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Notes.

              As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below.  In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies.  We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

             Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when (i) executed, issued and delivered by the Corporation to The Bank of New York Trust Company, N.A. for authentication in accordance with the Senior Indenture dated as of January 1, 1995, as amended and supplemented from time to time (the "Indenture") between the Corporation and The Bank of New York Trust Company, N.A., as successor trustee under the terms of the Indenture, (ii) authenticated and delivered by The Bank of New York Trust Company, N.A., as issuing and paying agent, in accordance with the Indenture, and (iii) paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific performance of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy.

            We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,

                                                                         /s/  HELMS MULLISS & WICKER, PLLC